Exhibit 99

FOR IMMEDIATE RELEASE

February 1, 2010

THE EASTERN COMPANY ANNOUNCES

CHANGE IN BANKING RELATIONS

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced that its Board of Directors has approved the replacement of Bank of America, N.A. as its primary lending institution and has entered into an agreement with People’s United Bank for a revised secured senior credit facility and line of credit.

The Board of Directors has determined that the new banking relationship with People’s United Bank will provide greater flexibility, lower cost and be more beneficial towards the important goal of improving shareholder value.

People’s United Bank is a diversified financial services company with $21 billion in assets, and provides consumer and commercial banking services through a network of more than 300 branches in Connecticut, Vermont, New Hampshire, Massachusetts, Maine and New York. Through its subsidiaries, People’s provides equipment financing, asset management, brokerage and financial advisory services, and insurance services. People’s United Financial, Inc. operates as a savings and loan holding company of People’s United Bank and is traded on The NASDAQ Stock Market, (“PBCT”).

The Eastern Company is a 151-year-old manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results are included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255